For Immediate Release

IceWEB Board of Directors Establishes $1.5 Million Line of Credit to Support

Company’s Growth and Expansion

Sterling, VA – November 13, 2012 - IceWEB Inc.™ (OTC:IWEB), a leading provider of Unified Data Storage appliances for cloud and virtual environments, today announced that its Board of Directors has provided the Company with a $1.5 million Line of Credit to allow for the continued execution of its new strategic initiatives, which to date, are garnering results. Details will be provided in a Form 8-K to be filed with the Securities & Exchange Commission.

Hal Compton, Chairman of the Board of Directors, said, “The Board feels very positive about the job Rob Howe has done in such a short period of time, and we have taken this action to provide him with the resources he needs to continue to grow and expand the company.”

Rob Howe, CEO added, “Our Board has clearly demonstrated its support for and optimism about the company in providing this $1.5 million line. “It is important for our shareholders to understand that this financing does not trigger any dilution, ratchets or participation rights, and as a result, our shareholders do not experience any negative effects from this financing,” Howe said.

About IceWEB

IceWEB manufactures award-winning, high performance unified data storage appliances with enterprise storage management capabilities at a fraction of the price of traditional providers, while reducing space, power and cooling requirements and simplifying storage management for land-based, virtual and cloud environments. For more information please call 800-465-4637 or visit www.IceWEB.com. To become part of the Company's e-mail list for industry updates and press releases, please send an e-mail to ir@iceweb.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

IceWEB Inc.
Cynthia DeMonte, 571-287-2400 or 917-273-1717
ir@iceweb.com